November 23, 2005


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Montgomery Realty Group, Inc.'s ("Montgomery") Form 8-K/A dated November 17, 2005, and have the following comments:

     1. We agree with the statements made in paragraphs one, three, four, seven and the first sentence in each of the second and sixth paragraphs.

     2. We agree with the statements made in the second sentence in paragraph two. For purposes of clarity, there were also no disagreements with Montgomery on any matter contemplated by Item 304(a)(1)(iv) of Regulation S-K through November 17, 2005.

     3. We have no basis upon which to agree or disagree with the statements made in the fifth paragraph. Montgomery sent a facsimile transmission to us on November 11, 2005 indicating that the Audit Committee determined that the audit engagement should be terminated effective November 10, 2005. Such communication was not received by the audit partner assigned to Montgomery until November 17, 2005.

     4. We have no basis upon which to agree or disagree with the statement made in the second sentence of the sixth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP